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                                                                    EXHIBIT 10.5


April 16, 2001

Ms. Susan A. McLaughlin
14 Montclair Drive NE
Atlanta, GA  30309

Dear Sue:

         This letter is a formal offer of employment to you for the position of Executive Vice President and Chief Operating Officer of AGL Resources Inc. ("AGLR"). You will also hold the title of President, Atlanta Gas Light Company. It is intended that in the event the CEO becomes Chairman of AGL Resources, the title of President will be relinquished to you as well. In this position, you will have offices at both the AGLR headquarters at 817 West Peachtree Street and at 1251 Caroline Street. You will report directly to me.

         Please review the terms outlined below, and if these terms are satisfactory to you, please sign the acceptance at the end of this letter and return the original to Ms. Melanie M. Platt, 817 West Peachtree Street, 10th Floor, Atlanta, GA 30308. This offer will remain open for fifteen (15) calendar days. If you accept this offer, you will begin employment as Chief Operating Officer of AGLR effective as of May 1, 2001.

         Below is a general discussion of the various components of the compensation and benefits package you are to receive in this position:

Base Salary:         The initial base salary will be $375,000 per year, to be
                     paid on a biweekly basis. Your base salary will be reviewed annually.

Signing Incentives:  As an inducement for you to enter employment with AGLR, the
                     Company agrees to provide the following to you upon your hire:

                        1)   Cash bonus of $100,000;

                        2) As of your first day of employment, AGLR will grant to you a nonqualified stock option for 75,000 shares of Company Stock with a per share exercise price equal to the fair market value of the stock at that time, under the terms of AGLR's Long-Term Incentive Plan ("LTIP"). This stock option will become 33 1/3%
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                        3)   exercisable on each anniversary of your date of
                             hire and will include a reload feature; and

                        4) As of your first day of employment, AGLR will award you 8,000 shares of Restricted Stock under the terms of the LTIP. This award of Restricted Stock will become 33 1/3% vested on each anniversary of your date of hire.

Annual Incentives:   This position is eligible to participate in AGLR's Annual
                     Team Incentive Plan for each fiscal year with a target incentive of 55% of Base Salary (the specifics of the performance targets and weighting of corporate, business unit and personal objectives will be determined upon your employment). For the fiscal year ending September 30, 2001, you will be guaranteed a minimum bonus of $100,000.

Long-Term
Incentives:          For subsequent fiscal years, grants and awards will be made as determined and approved by the Board of Directors under the terms of the LTIP.

Continuity
Agreement:           The Company agrees to enter into a three-year Continuity
                     Agreement with you that will provide severance for you in the event you are terminated from employment during a period of 24 months following a change in control of the Company. This agreement will provide the same protections for you as are provided to other senior level officers of the Company.

Stay Bonus:          In the event the position of CEO becomes vacant during your first three (3) years of employment with the Company, and regardless of whether the CEO position is filled by you or someone else, if you remain in the Company's employ for a period of at least six (6) months following the new CEO's date of hire or promotion, you will become entitled to a lump sum payment equal to one year of your Base Salary.
                     This lump sum amount shall not be payable if the terms and conditions of your Continuity Agreement apply to your termination of employment.

Severance:           You will be eligible to participate in the AGLR Employee
                     Severance Plan; provided, that in the event your employment is terminated by the Company for any reason other than "cause" (as determined by AGLR), death or disability, during the first 12 months of your employment, you will receive the greater of (a) the severance benefit you would be entitled to under the terms of the Employee Severance
                     Plan, or (b) an amount equal to one year of annual Base
                     Salary. This severance benefit shall not be payable if the terms and conditions of your Continuity Agreement apply to your termination of employment. This Severance benefit shall not be payable if your termination of employment creates a right of payment to you under the terms and conditions of your Continuity Agreement or your Stay Bonus provision.

Mentor/Coach:        The Company agrees to provide for the services of your
                     mentor/coach (Mr. Frank Grosser) for a period of one year following your date of hire up to a maximum cost of $25,000.
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BENEFITS

Flexible Benefits
Plan: AGLR maintains a comprehensive flexible benefits plan, which includes coverages for medical, dental, and group term life insurance. In addition, long-term disability benefits are available, plus medical reimbursement and dependent care assistance spending accounts.

Retirement Benefits: Pension Plan. Employees are eligible to participate in the
                     AGLR Retirement Plan (a defined benefit pension plan) as of the first day of the calendar month following one year of employment.

                     401(k) Plan. Employees are eligible to participate in the AGLR 401(k) plan, known as Retirement Savings Plus (RSP), as of the first business day following 30 days of employment. The RSP provides a 65% matching contribution on deferrals of up to 8% of compensation (however, officers may be limited to a lesser deferral amount due to discrimination testing of the RSP).

                     Nonqualified Savings Plan. To offset the restrictions placed on contributions by highly compensated employees, the AGLR Nonqualified Savings Plan (NSP) is a "mirror" of the RSP and allows participants to take full advantage of AGLR's matching contribution on contributions up to 8% of compensation. The NSP generally permits deferrals of up to 50% of compensation and 100% of annual bonus.

Vacation.            Immediately upon your employment, you will be eligible for four (4) weeks of paid vacation.

         This letter is an offer of employment. It is not an employment contract and does not guarantee employment through any specific date. If you accept this offer, your employment with AGLR will be "at will" and may be terminated by either you or AGLR at any time without notice.

         By accepting this offer, you represent and warrant to AGLR that you are not bound by any other agreement, written or oral, which would preclude you from entering into employment by AGLR. In the event of a breach by you of this provision that results in costs or damage to AGLR, you agree to indemnify and hold AGLR harmless with respect to such costs or damage.

         If these terms are satisfactory, please sign the acceptance below and return the original of this letter to Melanie Platt. If you desire more detail on any aspect of the above, we will be happy to provide it. We look forward to working with you.

                             Very truly yours,


                             Paula G. Rosput
                             President and Chief  Executive Officer

The above offer is ACCEPTED
on the 19th day of April  , 2001.
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/s/ Susan A. McLaughlin
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Susan A. McLaughlin